EXHIBIT 21

                   LIST OF SUBSIDIARIES OF MARGO CARIBE, INC.

                                                      JURISDICTION OF
NAME OF SUBSIDIARY                                     INCORPORATION
------------------                                     -------------
Margo Nursery Farms, Inc.                              Puerto Rico
Margo Landscaping & Design, Inc.                       Puerto Rico
Margo Garden Products, Inc.                            Puerto Rico
Rain Forest Products Group, Inc.                       Puerto Rico
Margo Development Corporation                          Puerto Rico
Margo Flora, Inc.                                      Puerto Rico